SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (hereinafter "Agreement") is made this 28th day of June, 2008, by and between InovaChem Inc., a Delaware corporation, with headquarters at 3040 Post Oak Blvd, Suite 1110, Houston, Texas 77056, USA (hereinafter “InovaChem”), and Polymed Therapeutics Inc., a Texas corporation, with headquarters at 3040 Post Oak Blvd, Suite 1110, Houston, Texas 77056, USA (hereinafter “Polymed”).

RECITALS

A.	InovaChem owns the Intellectual Property (as defined below), which relates to the manufacture of sucralose.

B.	Polymed manufactures food and pharmaceutical ingredients for use in products similar to sucralose.

C.	InovaChem and Polymed desire that Polymed manufacture sucralose exclusivelyfor InovaChem on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1. Definitions. In this Agreement the following terms shall have the following meanings whenever such terms are used:

(a) “Cost Price” shall mean the cost of manufacturing the Product as set forth on Schedule A attached hereto.

(b) “Intellectual Property” shall mean any and all patent, patent application and other patent right, copyright, trademark, and tradename owned by or licensed to InovaChem, its subsidiaries and affiliates, including but not limited to those set forth on Schedule B attached hereto.

(c) “Product” shall mean sucralose and sucralose products manufactured in accordance with the Intellectual Property.

(d)  “Regulations” shall mean any and all Federal and State laws, including without limitation, the regulations, policies and guidelines promulgated by the U.S. Food and Drug Administration and other applicable regulatory authorities, with respect to the manufacturing and testing practices for products similar to the Product.

(e)  “Specifications” shall mean the technical specifications for the manufacture of the Product as set forth on Schedule C attached hereto.

2. Term. This Agreement shall be effective from the date first set forth above (the “Effective Date”). The term of this Agreement shall be for a period of thirty-six (36) months from the Effective Date. This Agreement shall automatically renew for successive twelve (12) month periods, unless a party provides notice to the other party within ninety (90) days prior to the expiration of the term of this Agreement, as such term may have been extended, that such party does not wish to extend the term of this Agreement. This Agreement may also be terminated by either party upon ninety (90) days prior written notice to the other party.

3. Purchase Orders; Delivery of Product.

(a)  Polymed shall manufacture the Product pursuant to the Specifications and in accordance with the Intellectual Property, and deliver to InovaChem the Product in such quantities as InovaChem may order from time to time pursuant to one or more purchase orders (each a “Purchase Order”) in accordance with the terms of this Agreement. Each Purchase Order will set forth the Product ordered, the quantity of such Product and the Purchase Price for the Product calculated in accordance with Schedule A. The delivery date for the Product will be sixty (60) days from the date of the Purchase Order. Polymed shall promptly notify InovaChem of any change in the lead time. Polymed shall confirm in writing its acceptance of each Purchase Order upon receipt of such Purchase Order. Delivery for all Products will be F.O.B. ex-factory. InovaChem shall be responsible for all costs associated with transporting and importing the Product, including, without limitation, freight fees, insurance, taxes, customs, duties, licenses, permits and other governmental fees required to deliver the Product to the destination of InovaChem’s choice. In January of each year, InovaChem shall provide a forecast of the quantity of Product InovaChem anticipates purchasing during such year. Such forecast shall not bind InovaChem to order the forecasted amount during such year.

(b) The parties acknowledge that the Product to be manufactured and delivered pursuant to the Purchase Orders shall not be sold directly to consumers at this time. If at any time in the future, Product delivered pursuant to any Purchase Order is to be sold directly to consumers, InovaChem shall identify that such Product is for sale to consumers on the Purchase Order and provide the appropriate labeling and packaging for such Product that complies in all respects with the Regulations.

4.  Price: Payment. InovaChem shall purchase the Product from Polymed for the Cost Price plus fifteen (15%) percent (the “Purchase Price”). Payment terms shall be net thirty (30) days from shipment of the Product by Polymed. Payment will be made by bank wire transfer pursuant to the wire transfer instructions Polymed provides. Polymed shall invoice InovaChem for Product on a monthly basis. The invoice shall be calculated in accordance with Schedule A and shall be subject to Financial Audit (as defined below) by Inovachem in accordance with this Agreement.

5. Confidentiality. (a) The term “Confidential Information” means all products, services, systems, technology, designs, devices, processes, plans, ideas, innovations, knowledge, know-how, diagrams, directions, specifications, models, formulae, discoveries, developments, modifications, data and other information relating to, owned or used by InovaChem or any parent, subsidiary or affiliate of InovaChem, or to any business in which InovaChem, or any parent, subsidiary or affiliate of InovaChem is engaged or contemplates becoming engaged; all business plans, development plans, site plans, architectural and engineering plans, marketing plans, marketing strategies, existing and prospective customer lists and information of InovaChem or any parent, subsidiary or affiliate of InovaChem, or relating to any business in which InovaChem, or any parent, subsidiary or affiliate of InovaChem is engaged or contemplates becoming engaged; all information or data supplied by or concerning InovaChem, or any parent, subsidiary or affiliate of InovaChem, or any client, equity partner, lender or customer of any of the foregoing or any business in which any such clients, equity partner, lender or customers are engaged or contemplate becoming engaged; and all trade secrets and confidential information belonging to InovaChem or any parent, subsidiary or affiliate of InovaChem. In addition, Confidential Information shall include all Intellectual Property, including without limitation any and all patent, patent application, patent right, and all improvements and enhancements thereto (as set forth on Schedule B), owned or developed by InovaChem, or any parent, subsidiary or affiliate of InovaChem, or any employee, contractor, consultant, agent or licensee/licensor of any of the foregoing. Confidential information shall not belong to or be deemed to be in the public domain merely as a result of such Confidential Information being in the prior possession of Polymed.

(b) As a consequence of the parties’ relationship with each other, Polymed will receive and deal with Confidential Information belonging to InovaChem. Polymed further acknowledges that Confidential Information to be received or dealt with by it is of such a value and nature to InovaChem, and/or protected from disclosure by Regulations, as to make it reasonable and necessary for the protection and non-disclosure of the Confidential Information to any third party, and that InovaChem will be irreparably damaged if Polymed were to disclose any of the Confidential Information that it receives or deals with. Polymed acknowledges and agrees that all Confidential Information regarding InovaChem or its parents, subsidiaries or affiliates which is compiled or obtained by Polymed or furnished to it in connection with the parties’ relationship is InovaChem’s exclusive property, and that said Confidential Information shall not be disclosed to any person, firm or entity, any time during or after the term of this Agreement, except as required to perform the transaction contemplated by this Agreement. Polymed agrees and acknowledges that it shall have no right, title or interest in the Confidential Information belonging to InovaChem. Polymed recognizes that, notwithstanding the provisions of this Agreement, InovaChem may legitimately refuse to disclose, or may defer disclosure of, certain Confidential Information to the extent that it is not necessary for the purpose of this Agreement. Upon demand by InovaChem, and in any event within three (3) days following the termination of this Agreement, Polymed will surrender to InovaChem all Confidential Information and all other original and facsimile records, documents and data in Polymed’s possession or control pertaining to or belonging to InovaChem.

(c) In the event that Polymed is requested or required (by deposition, interrogatories, requests for information or documents in legal, regulatory or administrative proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information belonging to InovaChem, Polymed will give InovaChem prompt written notice of such request or requirement so that InovaChem may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Polymed will cooperate with InovaChem to obtain such protective order or remedy. In the event that such protective order or other remedy is not obtained or InovaChem waives compliance with the relevant provisions of this Agreement, Polymed will furnish only that portion of the Confidential Information which, in the opinion of its counsel, is legally required to be disclosed and, will use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

6. Existing Intellectual Property. Polymed shall have no rights in and to the Intellectual Property as a result of being a prior assignee of such Intellectual Property. InovaChem shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable Regulations relating to the Intellectual Property, the Product, and any label, trademark or tradename associated therewith (collectively, "InovaChem's Intellectual Property"). Neither Polymed nor any third party shall acquire any right, title or interest in InovaChem's Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

7. Individually Owned Inventions. Except as the parties may otherwise agree in writing, any Invention (as defined herein) which is conceived, reduced to practice, or created by Polymed in the course of performing its obligations under this Agreement as it relates to the Products and Intellectual Property shall be solely owned by InovaChem, whether or not InovaChem is the inventing party. Any and all use and exploitation of the Invention shall be solely at the discretion of InovaChem. For purposes of this Agreement, "Invention" shall mean any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable. Polymed shall assign, or cause to be assigned, to InovaChem all patent rights and other intellectual property rights covering any Invention.

8. Exclusivity. Polymed shall manufacture the Product exclusively for InovaChem. Polymed shall not manufacture, sell or otherwise supply Product or any other sucralose-related product to any third party without the prior written consent of InovaChem.

9. Specifications: Manufacturing process. Polymed shall manufacture the Product in accordance with the Specifications and the manufacturing process of the Intellectual Property. Polymed shall not modify or deviate from the Specifications or the manufacturing process pursuant to the Intellectual Property without the prior written consent of InovaChem.  Polymed shall test, or cause to be tested, each batch of Product manufactured pursuant to this Agreement before delivery to InovaChem to ensure the Product conforms with the Specifications in all respects. A certificate of analysis for each batch of Product will be delivered to InovaChem that sets forth the items tested and such test results. Polymed shall send such certificate to InovaChem prior to or at the time the Product is shipped to InovaChem. Polymed will obtain and maintain all permits and licenses required for it to carry out its obligations pursuant to this Agreement, and will comply with all applicable Regulations in connection with manufacturing, handling, storage, distribution, and resale of any Product delivered to InovaChem. Polymed may use subcontractors located in the People’s Republic of China to fulfills its manufacturing obligations under this Agreement; provided, however, that Polymed must obtain InovaChem’s prior written consent of any subcontractor that Polymed seeks to use to manufacture the Product in accordance with Section 21. Polymed shall maintain internal standard operating procedures as to product recalls and the treatment of product complaints and inquiries regarding safety, quality or efficacy that are in keeping with accepted standards in the United States, and shall promptly notify InovaChem of any issues associated with the Product of which Polymed becomes aware.

10. Warranties. Polymed represents and warrants to and covenants with InovaChem that upon delivery, the Product shall conform to the Specifications in all respects, and it shall have been manufactured in accordance with the Intellectual Property. Polymed covenants that the Product will be manufactured in accordance with all applicable Regulations, including applicable United States Federal laws and regulations, and applicable regulations of the countries where the Product may be sold or distributed. Polymed covenants that the Product will be fit for consumption by humans and animals. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, POLYMED MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO PRODUCT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  Audit. (a) InovaChem shall have the right to visit and audit Polymed’s manufacturing facilities to determine compliance with this Agreement and the Regulations, and that the Product is being manufactured in accordance with the Specifications and the manufacturing process pursuant to the Intellectual Property. Such audits shall be scheduled at mutually agreeable times upon not less than five (5) days written notice to Polymed, and shall be at InovaChem’s expense. An audit may be made upon advance notice of less than five (5) days upon a showing of good cause as a result of any quality issues of which InovaChem may become aware.

(b) InovaChem shall have the right to conduct financial audits (hereinafter “Financial Audit”) from time to time, in its sole discretion, and at its sole cost (except as described below) to calculate the Cost Price. Polymed shall provide all documents requested by InovaChem, including but not limited to, all receipts, invoices, and accounting records of the costs comprising the Cost Price as set forth in Schedule A. If such Financial Audit reveals that the Cost Price was overstated by more than five percent (5%), then Polymed shall bear the cost of the Financial Audit.

12. Non-Conforming Product. If within ninety (90) days after accepting delivery of any Product, InovaChem determines that all or any part of such Product was non-conforming upon the date of delivery, InovaChem may reject such non-conforming Product by giving written notice to Polymed. InovaChem shall provide all analysis results with respect to such non-conforming Product to Polymed. Polymed shall reimburse InovaChem for the amount of the Purchase Price and all other costs paid by InovaChem in connection with such non-conforming Product, including without limitation all freight and shipping charges and all testing costs. Polymed shall use commercially reasonable efforts to replace non-conforming Product with conforming Product promptly. In the event that Polymed does not agree that such Product is non-conforming, Polymed, at it sole expense, shall have the right to submit such Product to a third party laboratory, mutually agreed to by the parties, for testing. The results of the third party laboratory shall be binding upon the parties. If Product is determined by the third party laboratory to be conforming, InovaChem shall reimburse Polymed for the cost of testing the Product by the third party laboratory.

13. Relationship of Parties. This Agreement shall not constitute or be construed as creating a partnership or joint venture between InovaChem and Polymed, and neither party shall be liable for any debts or obligations of the other party. Neither party shall in any way be considered an agent or representative of the other party in any dealings with any third party, and neither party may act for, nor bind, the other party in any such dealings.

14. Indemnity. (a) Polymed shall indemnify, defend and hold harmless InovaChem, and its subsidiaries, affiliates, successors and assigns and its and their respective shareholders, members, managers, officers, directors, employees, stockholders, agents and affiliates from and against any and all damages, claims, losses, liabilities and expenses, including, without limitation, legal fees and expenses, arising from, through or in any manner related to (i) any breach by Polymed of its obligations under this Agreement; (ii) any act or omission of Polymed or its employees, agents, independent contractors, invitees, or licensees in connection with Polymed’s performance under this Agreement, and (iii) liability for any premiums, taxes, or contributions of or with respect to Polymed, and its employees, agents or independent contractors that may be assessed against InovaChem.

(b) InovaChem shall indemnify, defend and hold harmless Polymed and its affiliates, successors and assigns and its and their respective shareholders, officers, directors, employees, stockholders, agents and affiliates from against any and all damages, claims, losses, liabilities and expenses, including, without limitation, legal fees and expenses, arising from, through or in any manner related to (i) any breach by InovaChem of its obligations under this Agreement; (ii) any liability arising out of or resulting from any Product that complies with the Specifications and was manufactured pursuant to the Intellectual Property unless such liability also results from a breach by Polymed of its obligations under this Agreement; (iii) any liability arising out of or resulting from InovaChem’s compliance or noncompliance with any Regulation; and (iv) liability for any premiums, taxes, or contributions of or with respect to InovaChem, and its employees, agents or independent contractors that may be assessed against Polymed.

15. Limitation of Liability. To the extent permitted under applicable Regulations and except for a breach of Section 5, neither party shall be liable to the other party for any special, consequential, exemplary or incidental damages, arising from any claim relating to this Agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if it has been advised of the possibility or likelihood such damages. Notwithstanding the foregoing, nothing in this section shall limit either party’s right to indemnification for claims by third parties seeking any special, consequential, exemplary or incidental damages.

16. Insurance Policies. InovaChem shall procure all insurance policies in connection with the Product, including without limitation a policy covering claims for product liability. Polymed shall be named as an additional insured on any product liability insurance policy procured by InovaChem with respect to the Product.

17. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof, (b) one business day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to InovaChem:	3040 Post Oak Blvd, Suite 1110, Houston, Texas 77056, USA
Attention: Henry Toh

If to Polymed:	3040 Post Oak Blvd, Suite 1110, Houston, Texas 77056, USA
Attention: William W. Zuo, PhD.

Any party hereto may change the address to which communications or copies are to be sent to such party by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

18. No Waiver. The failure of either party to this Agreement to insist on the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as a continuing waiver or as a waiver of any other terms and conditions, but such terms and conditions shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

19.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas and the United States District Court for the State of Texas, for the purpose of any action or proceeding arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Texas state or federal court. Each party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other matter provided by law.

20. Partial Invalidity. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed to eliminate such invalid, illegal or unenforceable provisions and this Agreement shall be construed in an enforceable manner that best achieves the parties’ intent in entering into this Agreement.

21. Assignment; Binding Effect. Neither party may assign its rights or obligations, in whole or in part, hereunder without the prior written consent of the other party. Polymed may not subcontract any of its manufacturing obligations hereunder without the prior written consent of InovaChem. Any attempt to assign this Agreement without the prior written consent of the other party shall be void. If InovaChem permits Polymed to delegate certain of its obligations hereunder, at a minimum, Polymed (a) shall remain obligated to InovaChem under this Agreement; (b) shall be liable for the performance of its subcontractor; (c) shall indemnify InovaChem for any claims against InovaChem, and/or its subsidiaries, affiliates, successors and assigns, and their respective shareholders, members, managers, officers, directors, employees, stockholders, agents and affiliates, as a result of the acts or omissions of its subcontractor; and (d) shall assure that InovaChem has the right to inspect the facilities of the subcontractor (similar to the inspection rights provided hereunder), which facilities may be located in China. The terms of this Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and permitted assigns.

22.  Modification Of Agreement. Any modification of this Agreement shall be in writing signed by both parties hereto.

23. Survival Of Rights. The termination of this Agreement for any reason shall be without prejudice to, and shall not affect, the right of each party to recover from the other party any and all damages to which such party may be entitled. In addition, any termination of this Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof. Notwithstanding anything to the contrary that may be contained herein, in the event of the termination or expiration of this Agreement, the idemnification and confidentiality obligations contained herein shall survive such termination or expiration.

24. Force Majeure. The parties shall not be liable for the failure or delay in performing any obligation under this Agreement if and to the extent such failure or delay is due to causes beyond the reasonable control of the affected party, including a) acts of God, b) weather, fire or explosion, c) war, invasion, riot or other civil unrest; d) changes in governmental laws, orders, restrictions, actions, embargoes or blockages, e) national or regional emergency, f) injunctions, strikes, lockouts, labor trouble or other industrial disturbances, g) shortage of adequate fuel, power, materials or transportation facilities, or h) or any other event which is beyond the reasonable control of the affected party, provided that the party affected shall promptly notify the other as soon as practicable, in writing, and in all events within ten (10) business days of the force majeure condition, and shall be required to use its best efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

25. Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter expressed herein and supersedes all prior agreements, whether written or oral.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

The parties hereto have caused this Agreement to be executed on the date first written above.

InovaChem Inc.	Polymed Therapeutics Inc.

By: /s/ Henry Toh	By: /s/ William W. Zuo
Printed: Henry Toh Title: Executive Vice President	Printed: William W. Zuo, PhD. Title: President

SCHEDULE A

CALCULATION OF PRICE TO BE CHARGED BY POLYMED TO INOVACHEM

Definitions:

•	Direct costs - labor, mechanical materials, packaging, raw materials (sugar, solvents, chemicals - to be identified), and transportation.
•
Indirect costs - utilities (water, electricity, steam, waste disposal) - at the actual cost billed to Polymed and its affiliates with an allocation to Product to be agreed upon by both parties based upon use of the applicable facilities to manufacture Product versus use for other purposes.

•
Overhead - Equipment depreciation, insurance, property taxes, and salaries (not included in direct labor) with an allocation to Product to be agreed upon by both parties based upon the overhead applicable to manufacture Product versus use for other purposes.

Cost Price:

The Cost Price shall be the sum of all costs for the manufacture of Product, which include direct costs, indirect costs, overhead and any other costs directly attributable to manufacture of Product.

Calculation of the Cost Price shall be determined as follows:
1.	Actual direct costs plus
2.	Allocation of indirect costs using agreed upon percentages plus
3.	Allocation of overhead using agreed upon percentages

Purchase Price:

Total of Cost Price plus fifteen (15%) percent. Should the Purchase Price calculated in accordance with this Schedule be greater than the global market price of the Product, both parties shall negotiate and adjust the Purchase Price accordingly, to a mutually agreeable price to both parties.

SCHEDULE B

INTELLECTUAL PROPERTY

1.	U.S. Patents Applications.
Application No. 11/898,652 - Novel Process for preparing sucrose 6-ester
Application No. 11/806,810 - Novel Chlorination process for preparing sucralose
Application No. 12/003,850 - CIP of 11/806,810

SCHEDULE C

SPECIFICATIONS

SUCRALOSE (Product)

The Product shall be manufactured to meet either of the following specifications, as stated in the certificate of analysis, and these criteria, unless otherwise agreed to between the parties, shall be InovaChem’s criteria for determining whether to accept Product:

Specification I:
United States Pharmacopeia, 30th Revision (Assay), 29th Revision (karl fisher), 28th Revision (Residue on Ignition)

Sucralose contains not less than 98.0 percent and not more than 102.0 percent of C12H19Cl3O8, calculated on the anhydrous basis.
Identification—
A: Infrared Absorption [Missing Graphic Reference]197K[Missing Graphic Reference].
B: The retention time of the principal peak in the chromatogram of the Assay preparation corresponds to that in the chromatogram of the Standard preparation, as obtained in the Assay.
C: The RF value of the principal spot in the chromatogram of the Test solution corresponds to that of Standard solution 1, as obtained in the test for Related compounds.
Specific rotation [Missing Graphic Reference]781S[Missing Graphic Reference]: between +84.0[Missing Graphic Reference] and +87.5[Missing Graphic Reference], determined at 20[Missing Graphic Reference].
Test solution: 10 mg per mL, in water.
Water, Method I [Missing Graphic Reference]921[Missing Graphic Reference]: not more than 2.0%.
Residue on ignition [Missing Graphic Reference]281[Missing Graphic Reference]: not more than 0.7%.
Heavy metals, Method II [Missing Graphic Reference]231[Missing Graphic Reference]: 0.001%.
Limit of hydrolysis products (0.1%).
Limit of methanol— not more than 0.1% of methanol is found.
Related compounds— (0.5%).

Specification II:
Food Chemical Code, 5th Edition

Identification
A. The infrared absorption spectrum of a potassium bromide dispersion of the sample exhibits relative maxima at the same wavelengths as those of a similar preparation of Sucralose Standard for analytical use.1
B. The retention time of the major peak (excluding the solvent peak) in the liquid chromatogram of the Sample Preparation is the same as that of the Standard Preparation obtained in the Assay (below).
C. The Rf value of the major spot in the thin-layer chromatogram of the Test Preparation is the same as that of the Standard Preparation obtained in the test for Related Substances (below).
Assay Not less than 98.0% and not more than 102.0% of C12H19Cl3O8, calculated on the anhydrous basis.
Hydrolysis Products Passes test.
Lead Not more than 1 mg/kg.
Methanol Not more than 0.1%.
Optical (Specific) Rotation [_]D 20°: Between +84.0° and +87.5°, calculated on the anhydrous basis.
Related Substances Passes test.
Residue on Ignition Not more than 0.7%.
Water Not more than 2.0%.